UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 8, 2011

CATALYST HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31014	52-2181356
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 King Farm Boulevard Rockville, Maryland		20850
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (301) 548-2900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Stock Purchase Agreement

On March 8, 2011, Catalyst Health Solutions, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Walgreen Co. (“Parent”), whereby the Company, subject to the terms and conditions of the Purchase Agreement, will purchase all of the outstanding shares of capital stock of Walgreens Health Initiatives, Inc. (“WHI”) (the acquisition by the Company of WHI, the “Acquisition”) for an aggregate purchase price of $525,000,000, subject to certain adjustments. WHI provides pharmacy benefit management services to approximately 11 million lives and manages over 85 million prescriptions annually. Following the closing of the Acquisition (the “Closing”), the Company will manage the Parent’s pharmacy benefits under the terms of a new 10-year contract. The purchase price for the Acquisition will be funded as described below in Item 7.01—Acquisition Financing.

The Purchase Agreement has been approved by all necessary corporate action by Parent, WHI and the Company. The Closing, which is expected to occur in 2011, is subject to certain conditions, including the expiration or the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Under the terms of the Purchase Agreement, the purchase price may be increased or decreased, both before and after the Closing, based on certain indebtedness of WHI and may be increased or decreased after the Closing based on the net working capital of WHI. Additionally, the Purchase Agreement includes customary representations, warranties and covenants. These covenants include, among others, a covenant by Parent and WHI to conduct the business of WHI in the ordinary course until the Closing; a covenant by Parent and the Company to enter into a transition services agreement as of the Closing; Parent non-competition and non-solicitation arrangements; and customary indemnification obligations. The Purchase Agreement also includes covenants regarding WHI employee matters, including obligations of the Company related to providing certain employee benefits for WHI employees after the Closing.

The foregoing summary description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and conditions of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

Acquisition Financing

The Company has obtained a financing commitment letter from Goldman Sachs Lending Partners LLC, Citigroup Global Markets Inc., SunTrust Bank and Wells Fargo Bank, N.A. to provide financing for a replacement credit facility comprised of (A) a $500,000,000 senior secured term loan facility and (B) a $200,000,000 senior secured revolving credit facility (collectively, the “Replacement Credit Facility”) which would replace the Company’s existing credit facility. The Replacement Credit Facility is subject to (i) the satisfactory negotiation, execution and delivery of definitive loan documents, (ii) the consummation of the Acquisition, (iii) no material adverse change with respect to WHI, (iv) the payment of certain fees and expenses, and (v) compliance with other customary closing conditions, representations and warranties for facilities of this type. To the extent that the Replacement Credit Facility is used to fund the purchase price for the Acquisition, the Company expects that the Replacement Credit Facility will have similar terms to the Company’s existing credit facility.

Based on market conditions and other considerations, the Company may pursue alternative financing to fund the purchase price for the Acquisition, including any combination of an equity offering, an increase in the Company’s existing credit facility, a term loan facility and available cash.

Press Release

On March 9, 2011, the Company issued a press release. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference into any of the Company’s filings, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	The following exhibits are filed with this report:

2.1	Stock Purchase Agreement between the Company and Walgreen Co. dated March 8, 2011

99.1	Press release dated March 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST HEALTH SOLUTIONS, INC.

Date: March 14, 2011	By:	/s/ Bruce F. Metge
		Name:	Bruce F. Metge
		Title:	General Counsel and Corporate Secretary